Exhibit 99.1

M&T Bank Corporation Announces Notice of Redemption of Series A and Series C Preferred Stock

BUFFALO, N.Y., July 31, 2019/PRNewswire/ — M&T Bank Corporation (“M&T”) (NYSE: MTB) today announced it is calling for redemption of all outstanding shares of its 6.375% Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and all outstanding shares of its 6.375% Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). There are currently 230,000 issued and outstanding shares of Series A Preferred Stock and 151,500 issued and outstanding shares of Series C Preferred Stock.

The shares of the Series A Preferred Stock (NYSE: MTBPr) and the shares of the Series C Preferred Stock (NYSE: MTBPrC) will be redeemed on August 30, 2019 (the “Redemption Date”) at a redemption price of $1,000 per share, plus all accrued and unpaid dividends to, but excluding, the Redemption Date (the “Redemption Price”). On and after the Redemption Date, no shares of Series A Preferred Stock or Series C Preferred Stock will be deemed outstanding and no further dividends will be declared or accrue on such shares. The Redemption Price will not accrue interest from and following the Redemption Date.

The notice of redemption specifying the terms, conditions and procedures for the redemption (the “Redemption Notice”) will be mailed to the holders of record of shares of the Series A Preferred Stock and the Series C Preferred Stock. The Redemption Notice is available by contacting: Computershare Inc. or Computershare Trust Company, N.A. (“Computershare”), the paying agent for the Series A Preferred Stock and the Series C Preferred Stock, by mail at 150 Royall Street Canton, MA 02021 Attention: Corporate Actions, 1-800-546-5141 (1-781-575-2765 outside the United States and Canada). Questions regarding the redemption may be directed to Computershare. This press release does not constitute a notice of redemption under the Restated Certificate of Incorporation of M&T, as amended, governing the Series A Preferred Stock and the Series C Preferred Stock and is qualified in its entirety by reference to the Redemption Notice issued by M&T.

About M&T Bank

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

Investor Contact:

Donald J. MacLeod

(716) 842-5138

Media Contact:

C. Michael Zabel

(716) 842-5385